Exhibit 10.43

EMPLOYMENT AGREEMENT

AGREEMENT effective as of the 11th day of November 2009, by and among Sunovia Energy Technologies, Inc., a Nevada corporation with its principal office located at 6408 Parkland Drive, Suite 104, Sarasota, Fl 34243 (the “Sunovia” or the “Company”), and Carl Smith with a business address located at 847 MacEwen Drive, Osprey, Florida 34229 (“Employee”).

W I T N E S S E T H:

WHEREAS, Sunovia has engaged the Employee for services and desires to continue to obtain the benefits of Employee’s knowledge, skill and ability and to continue to employ Employee on the terms and conditions hereinafter set forth; and

WHEREAS, Employee desires to provide his services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Employee as Chief Executive (the “Position”) of Sunovia during the Term, as hereinafter defined.  Employee shall have the duties and responsibilities associated with the Position.  Employee shall report to the Company’s chief executive officer.  Employee shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors (the “Board”), as long as such duties and responsibilities are consistent with the Position.

(b) The “Term” shall mean the period commencing on the date of this Agreement and ending three (3) years from the date of this Agreement, unless terminated earlier pursuant to Section 5 of this Agreement.  The Term shall automatically renew for successive one (1) year periods unless either party provides written notice to the other party thirty (30) days prior to the termination of such Term of its intent to terminate this Agreement at the end of the Term or terminated pursuant to Section 5 of this Agreement.

2. Employee’s Performance.  Employee hereby accepts the employment contemplated by this Agreement. During the Term, Employee shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.

3. Compensation and Benefits.  The Company shall pay compensation to Employee consisting of an annual base salary, bonuses and other, benefits as described in this Agreement.  In addition to the financial compensation and benefits set forth below, Employee shall be reimbursed for any approved business-related expenses and shall receive vacation, sick leave, and other time off as is customary and usual for executives of Employee’s status in the Company.

(a) Base Salary.  Employee’s annual base salary as of the Effective Date is 2,000,000 shares of restricted common stock.  Employee’s base salary shall be reviewed annually in conjunction with Employee’s annual performance review and may be adjusted as appropriate in light of Employee’s performance.  Employee’s annual base salary shall be paid in a manner so as not to violate Section 16(b) short swing profit rules resulting in payment back to the Company, and payment shall not be made until year of service has been completed.

(b) Incentive Compensation.  The Company shall pay Employee the following as Incentive Compensation, in addition to Base Salary:

2,000,000 shares payable on January 1, 2010.

(c) Benefits. Employee shall be entitled to participate in such insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of employees of Executive’s level or its employees generally (the “Benefits”).

4. Reimbursement of Expenses.  The Company shall reimburse Employee, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Employee during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5. Termination of Employment.  The Company may terminate this Agreement and Employee’s employment pursuant to this Agreement immediately for any reason whatsoever, in which event no further compensation shall be payable to Employee subsequent to the date of such termination except for accrued compensation earned prior to the date of termination.    Further, any options that have been granted to the Employee but have not vested shall be terminated immediately upon termination.

6. Trade Secrets and Proprietary Information.

(a) Employee recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information.  “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Employee agrees that he will not at any time use or disclose to any Person any confidential information relating to the Company or any affiliate of the Company or any client of the Company which provided confidential information to Employee; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Employee from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company and subsidiaries and any other Person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b) In the event that any confidential information is required to be produced by Employee pursuant to legal process (including judicial process or governmental administrative subpoena), Employee shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Employee has received less notice, in which event Employee shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Employee is not subject to penalties for failure to make such disclosure, Employee shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Employee shall make disclosure only to the extent that disclosure is required by the court order, and Employee will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) Employee shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Employee’s possession or under Employee’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Employee’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d) Employee further realizes that any trading in the Company’s common stock or other securities or aiding or assisting others in trading in the Company’s common stock or other securities, including disclosing any non-public information concerning the Company or its affiliates to a Person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Employee will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e) For the purposes of Sections 6, 7, 8 and 9 of this Agreement, the term “Company” shall include the Company, its subsidiaries and affiliates.

7. Covenant Not To Solicit or Compete.

(a) During the period from the date of this Agreement until two years following the date on which Employee’s employment is terminated, Employee will not, directly or indirectly:

(i) persuade or attempt to persuade any Person which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Employee’s employment or consulting relationship hereunder or during the twelve (12) months preceding the termination of his employment or consulting relationship, as the case may be);

(ii) solicit for himself or any other Person other than the Company the business of any Person which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment or consulting relationship;

(iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any Person in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, provided, however, that nothing in this Section 7 shall be construed to prohibit the Employee from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b) During the period from the date of this Agreement until two years following the date on which Employee’s employment is terminated, Employee will not, directly or indirectly become an officer, director, more than 5% stockholder, partner, associate, employee, owner, proprietor, agent, creditor, independent contractor, co-venturer or otherwise, or be interested in or associated with any other corporation, firm or business engaged in the Territory (as hereinafter defined) in the same or any similar business competitive with that of the Company (including the Company's present and future subsidiaries and affiliates) as such business shall exist on the day of this Agreement and during Employee's Term.  The territory of this Agreement shall be throughout the United States (the "Territory")

(c) Employee will not, during or after the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other Person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit either from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 6(b) of this Agreement.  The Company will not make any disparaging statements concerning Employee.  This Section 7(b) shall not be construed to prohibit the either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(d) The Employee acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(e) Nothing in this Section 7 shall be construed to prohibit Employee from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 7.

8. Inventions and Discoveries. Employee agrees promptly to disclose in writing to the Company any invention, design, system, process, development or other discovery or intellectual property (collectively, “inventions and discoveries”) conceived, created or made by him during the Term, whether created or developed by himself or with others, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company’s sole property, regardless of whether such inventions and discoveries are otherwise treated as work performed for hire and regardless of whether such inventions and discoveries are or can be patented, registered or copyrighted. Upon the Company’s request, and at the Company’s cost and expense, Employee shall execute and assign to the Company all applications for copyrights, trademarks and letters patent of the United States and such foreign countries as the Company may designate, and Employee shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. Employee shall also give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding in connection with the foregoing.  If Employee is required to give such testimony subsequent to the Term, the Company shall pay his reasonable out-of-pocket expenses incurred in connection with such testimony.

9. Injunctive Relief. Employee agrees that his violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Employee consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Employee from any violation or threatened violation of such provisions and compelling Employee to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Employee. Subject to Section 7(c) of this Agreement, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and Employee’s employment and consulting relationship pursuant to this Agreement.

10. Indemnification. The Company shall provide Employee with payment of legal fees and indemnification to the maximum extent permitted by the Company’s or the Company’s, as the case may be, certificate of incorporation, by-laws and applicable law.  The Company shall provide Employee with the same indemnification as are provided by the Company to officers and directors of its subsidiaries and, if Employee is an officer or director of the Company, The Company shall provide Employee with the same indemnification as the Company provides for its officers and directors.

11. Representations by the Parties.

(a) Employee represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b) The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

12. Miscellaneous.

(a) Employee will cooperate with the Company if the Company so elects, in obtaining any key-person life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical.

(b) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(b), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company at (941) 751-6800  or to Employee at (941) 751-6800, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the Person, address or telecopier number to which notice is to be sent.  If no telecopier number is provided for Employee, notice to him shall not be sent by telecopier.

(c) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws.  Each party hereby (i) consents to the exclusive jurisdiction of the federal courts in Florida, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon it or him personally, either (x) by certified or registered mail, return receipt requested, or by courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon such party in Florida, or (y) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(d)  If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(e) This Agreement constitute the entire agreement of the Company and Employee as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(g) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(h) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(i) This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

13. Final Agreement. This agreement supersedes all employment agreements between the Company and the Employee. In settlement of any obligations under prior agreements, the Employee acknowledges payment of all amounts due in stock and in cash under the prior arrangement. All other agreements Mr. Smith has with the company, other than his original employment agreement dated June 29, 2006, which is now replaced by this agreement, shall remain in force.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNOVIA ENERGY TECHNOLOGIES, INC.

By: /s/ Robert Fugerer
Name: Robert Fugerer
Title: President

EMPLOYEE:
Carl Smith

                                                                                                 /s/ Carl Smith
(signature)

Carl Smith
(print name)